Exhibit 99.1

red violet Announces Additional $5 Million Share Repurchase Authorization

BOCA RATON, Fla. – December 20, 2023 – Red Violet, Inc. (NASDAQ: RDVT), a leading analytics and information solutions provider, today announced that on December 19, 2023, its Board of Directors authorized the repurchase of an additional $5.0 million of the Company’s common stock.

The authorization is effective immediately and is additive to the previous $5.0 million program, which had approximately $500,000 remaining authorized and available for repurchase as of December 19, 2023. Since November 3, 2023, the Company has purchased 93,814 shares of its common stock at a weighted average price of $19.97. Since the Board’s authorization of the previous $5.0 million share repurchase program on May 2, 2022, the Company has repurchased $4.5 million of its common stock at a weighted average price of $18.78.

“With continued confidence in our business, our pipeline, and our ability to deliver strong free cash flow, the Board of Directors and management team believe that the Company’s share repurchase program, in combination with the Company’s continued investment in innovation, is an important component of delivering shareholder value,” stated Derek Dubner, red violet’s Chairman and CEO.

Under the Company’s share repurchase program, the Company may purchase shares on a discretionary basis from time to time through open market purchases, private transactions or other means, including through Rule 10b5-1 trading plans. The timing and amount of any transactions will be subject to the discretion of the Company based upon prevailing market conditions and other opportunities that the Company may have for the use or investment of its cash balances. The repurchase program has no expiration date, does not require the purchase of any minimum number of shares and may be suspended, modified or discontinued at any time without prior notice.

About red violet®

At red violet, we build proprietary technologies and apply analytical capabilities to deliver identity intelligence. Our technology powers critical solutions, which empower organizations to operate with confidence. Our solutions enable the real-time identification and location of people, businesses, assets and their interrelationships. These solutions are used for purposes including risk mitigation, due diligence, fraud detection and prevention, regulatory compliance, and customer acquisition. Our intelligent platform, CORE™, is purpose-built for the enterprise, yet flexible enough for organizations of all sizes, bringing clarity to massive datasets by transforming data into intelligence. Our solutions are used today to enable frictionless commerce, to ensure safety, and to reduce fraud and the concomitant expense borne by society. For more information, please visit www.redviolet.com.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipate," "believes," "should," "intends," "estimates," and other words of similar meaning. Such forward looking statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations, including whether the Company’s share repurchase program, in combination with the Company’s continued investment in innovation will be an important component of delivering shareholder value. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed above together with the additional factors under the heading "Forward-Looking Statements" and "Risk Factors" in red violet's Form 10-K for the year ended December 31, 2022 filed on March 8, 2023, as may be supplemented or amended by the Company's other SEC filings. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Company Contact:
Camilo Ramirez
Red Violet, Inc.
561-757-4500
ir@redviolet.com

Investor Relations Contacts:

Steven Hooser/Phillip Kupper
Three Part Advisors
214-872-2710
ir@redviolet.com